Filed pursuant to Rule 424(b)(3)
Registration No. 333-230764

PROSPECTUS SUPPLEMENT
(To Prospectus Dated April 8, 2019 and

Prospectus Supplement dated May 10, 2019)

$300,000,000

Common Shares of Beneficial Interest

The paragraph under the caption “Legal Matters” on page S-18 of the Prospectus Supplement dated May 10, 2019 is hereby amended to read as follows:

Certain legal matters in connection with the notes offered hereby will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania and Saul Ewing Arnstein & Lehr LLP, Baltimore, Maryland. The Sales Agents are represented by Morrison & Foerster LLP, New York, New York. Davis Polk & Wardwell LLP has advised the Forward Purchasers with respect to the forward sale agreements.

The date of this prospectus supplement is May 3, 2021